                        INFORMATION SYSTEM SERVICES AGREEMENT

                                       BETWEEN

                       BLUE CROSS BLUE SHIELD OF SOUTH CAROLINA

                                         AND

                     BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                                     DATED AS OF

                                   AUGUST 23, 1996

                                  TABLE OF CONTENTS

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Scope of Services. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     (a)  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     (b)  Current Applications. . . . . . . . . . . . . . . . . . . . . . . .  5
     (c)  New Applications. . . . . . . . . . . . . . . . . . . . . . . . . .  6
     (d)  Print Center. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     (e)  Monthly Reporting . . . . . . . . . . . . . . . . . . . . . . . . .  7
     (f)  System Security . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     (g)  Access Facilities and System Suitability. . . . . . . . . . . . . .  7
3.   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
4.   Operating Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     (a)  In General. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     (b)  Adjustments to the Operating Fee. . . . . . . . . . . . . . . . . .  8
     (c)  Scope Adjustments . . . . . . . . . . . . . . . . . . . . . . . . .  8
     (d)  Print Center Credit . . . . . . . . . . . . . . . . . . . . . . . .  9
     (e)  Strategic Development Charge. . . . . . . . . . . . . . . . . . . .  9
5.   Services Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (a)  Basic Services. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (b)  Implementation Services . . . . . . . . . . . . . . . . . . . . . . 10
     (c)  Support Services. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     (d)  Record Keeping and Audit Rights . . . . . . . . . . . . . . . . . . 10
6.   Taxes Additional . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
7.   Billings and Payments. . . . . . . . . . . . . . . . . . . . . . . . . . 11
8.   Steering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (a)  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (b)  Steering Minimum. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     (c)  Initial System Enhancements and Modifications . . . . . . . . . . . 12
     (d)  Progress Reporting. . . . . . . . . . . . . . . . . . . . . . . . . 12
     (e)  Ownership of Work Product . . . . . . . . . . . . . . . . . . . . . 12
9.   Implementation Matters . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (a)  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     (b)  Sharing of Costs Related to Implementation Projects . . . . . . . . 12
     (c)  EDS Migration . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (d)  Phasing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (e)  Implementation Team . . . . . . . . . . . . . . . . . . . . . . . . 13
10.  Migration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                       i

11.  Regulatory Mandates. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (a)  Federal Mandates. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (b)  BCA Mandates. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (c)  State of Wisconsin Mandates . . . . . . . . . . . . . . . . . . . . 14
12.  Other Plan Responsibilities. . . . . . . . . . . . . . . . . . . . . . . 15
     (a)  Facilities for Use by BCBSSC. . . . . . . . . . . . . . . . . . . . 15
     (b)  System Related Facilities . . . . . . . . . . . . . . . . . . . . . 15
     (c)  Representative. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
13.  Ownership of Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
14.  Proprietary Rights of BCBSSC . . . . . . . . . . . . . . . . . . . . . . 16
     (a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (c). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (d). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
15.  Termination by BCBSUW for Convenience. . . . . . . . . . . . . . . . . . 17
16.  Service Level Commitments. . . . . . . . . . . . . . . . . . . . . . . . 17
     (a)  Definition of Service Level Commitments . . . . . . . . . . . . . . 17
     (b)  Exclusive Remedies for Failure to Satisfy Service Level
          Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
17.  Conformity with Documentation. . . . . . . . . . . . . . . . . . . . . . 19
     (a)  Covenant by BCBSSC. . . . . . . . . . . . . . . . . . . . . . . . . 19
     (b)  Exclusive Remedies for Failure of System to Conform to
          Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
18.  Events of Default; Remedies. . . . . . . . . . . . . . . . . . . . . . . 19
     (a)  Default by BCBSSC . . . . . . . . . . . . . . . . . . . . . . . . . 19
     (b)  Remedies for Event of Default by BCBSSC . . . . . . . . . . . . . . 20
     (c)  Default by the Plan; BCBSSC's Remedies. . . . . . . . . . . . . . . 20
19.  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . . . 20
     (a)  Termination Damages . . . . . . . . . . . . . . . . . . . . . . . . 20
     (b)  Punitive Damages.  Neither Party shall be liable to the other party for any punitive damages. . . . . . . . . . . . . . . . . . . 21
     (c)  Limitation on Amount of Damages . . . . . . . . . . . . . . . . . . 21
20.  Transition Services. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
21.  Limited Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
22.  Indemnities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     (a)  By BCBSSC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     (b)  By BCBSUW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
23.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     (a)  Mutual Obligations. . . . . . . . . . . . . . . . . . . . . . . . . 22
     (b)  BCBSSC Obligations. . . . . . . . . . . . . . . . . . . . . . . . . 22
     (c)  Plan Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (d)  Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 23

                                      ii

24.  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (a)  Informal Dispute Resolution . . . . . . . . . . . . . . . . . . . . 23
     (b)  Binding Arbitration . . . . . . . . . . . . . . . . . . . . . . . . 23
     (c)  Provisional Relief. . . . . . . . . . . . . . . . . . . . . . . . . 24
     (d)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
25.  Credit or Payment Relating to Contacts with Other BCA Affiliates . . . . 24
     (a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
26.  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (a)  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     (c)  Selection of Arbitrator . . . . . . . . . . . . . . . . . . . . . . 25
     (d)  Site of Proceeding. . . . . . . . . . . . . . . . . . . . . . . . . 25
     (e)  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
27.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (a)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (b)  Relationship of Parties . . . . . . . . . . . . . . . . . . . . . . 27
     (c)  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (d)  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . 28
     (e)  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (f)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (g)  Succession and Assignment . . . . . . . . . . . . . . . . . . . . . 28
     (h)  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . 28
     (i)  Forces Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     (j)  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29


     THIS INFORMATION SYSTEM SERVICES AGREEMENT is made by and between Blue Cross and Blue Shield of South Carolina ("BCBSSC") and Blue Cross and Blue Shield United of Wisconsin ("BCBSUW") as of the date immediately preceding the signatures of the parties subscribed hereinbelow.

     INTRODUCTION. This Agreement is the "Definitive Agreement" referred to in that certain Letter of Intent between the Parties dated as of August 21, 1996, concerning the provisions of certain information system services by BCBSSC to BCBSUW (the "Letter of Intent").

     AGREEMENT.     In consideration of the mutual promises and covenants
hereinafter set forth, the Parties hereby agree as follows:

1.   DEFINITIONS.

     For purposes of this Agreement, the following definitions shall apply:

     "ACCESS FACILITIES" means a channel attachment between the Plan's network controller located at BCBSSC's data center and BCBSSC's central processing facility in South Carolina, providing the Plan with access to the System (as defined below). The Access Facilities do not include telecommunication lines, telecommunication hubs, network controllers, terminals, cabling, terminal emulation software, or other equipment or software required at the Plan's sites for access to the System.

     "AGREEMENT" means the within Information System Services Agreement between the Parties, together with all exhibits, schedules or attachments referred to herein, all as modified or amended from time to time in accordance with the provisions hereof.

     "BASE FEE" means, as to any Pricing Unit, the Base Rate multiplied by the number of Subscribers for such Pricing Unit, in any given calendar month.

     "BASE RATE" means, as to any Pricing Unit the monthly fee per Subscriber set forth below:


          Pricing Unit                  Base Rate
          ------------                  ---------
          BCBSUW Medical                $ 2.34
          BCBSUW Dental                 $ 0.41
          UWS Medical                   $ 1.80
          UWS Dental                    $ 0.36


     "BASIC SERVICES" means (and only means) the services provided by BCBSSC to the Plan which are required to: (i) operate the System so as to allow the Plan access to the System and use of the System Functions (as defined below) in accordance with the terms and conditions of this Agreement, (ii) provide customary help desk support (via a toll-free line provided by BCBSSC), including logging of all calls on the Inform tracking system or equivalent, and (iii) perform such other services as are expressly identified herein as included in Basic Services.

     "BUSINESS SEGMENT" means any Plan line of business (or other category of Plan business mutually agreed upon by the Parties prior to the Commencement
Date) that will be part of the domestic health and dental business carried on by the Plan during the Term, including without limitation ASO, state group, group health insured, dental, FEP, HIRSP, Dentacare, Compcare HMO, and individual health and dental product lines of business, and including future expansion of such business (whether in the form of expansion of existing health and dental business lines or the addition of new health and dental business lines).

     "COMMENCEMENT DATE" means the first date on which all Business Segments mutually agreed upon by the Parties as intended to become System Active Business Segments (as defined below) qualify as System Active Business Segments.

     "CONTRACT" means an individual or group contract for health care or dental benefits (whether indemnity or service benefits) issued or administered by the Plan.

     "CONTRACT YEAR" means each twelve month period following either the Commencement Date or an anniversary of the Commencement Date.

     "CPI" means the Consumer Price Index for All Urban Consumers (All Items Index for All U.S. Cities (Base 1984=100)) for any calendar year as published by the United States Department of Labor, Bureau of Labor Statistics.

     "CPI PERCENTAGE" means, at any given time, the percentage increase or decrease, if any, in the then most currently available CPI ("Current Index") over the CPI most currently available as of twelve months prior to the Current Index.

     "DOCUMENTATION" means (i) the description of application functions set forth in Exhibit A hereto; (ii) with respect to all enhancements and modifications to the application functions (including any new application functions) implemented after the date of this Agreement pursuant to ISSM, the description of such new, enhanced or modified application functions set forth in the "Post Implementation Sign-Off" (as defined in the ISSM) mutually agreed to by the Parties pursuant to the ISSM; and (iii) with respect to "Scope Adjustments" pursuant to Paragraph 4(c) below, the additions to, deletions from or other modifications of application functionality described in the "Scope Adjustment Sign-Off" referred to in Paragraph 4(c) below.

     "IMPLEMENTATION SERVICES" means all services provided by BCBSSC to or on behalf of the Plan in connection with implementing (or de-implementing) the Plan's access to the System and/or use of the System Functions prior to the Commencement Date.

     "ISSM" means BCBSSC's comprehensive on-line manual entitled "Information Systems Standards Manual" setting forth the standards, procedures, methodologies, policies and guidelines applicable to BCBSSC's information services operations (including the System), as updated, amended or otherwise modified from time to time in BCBSSC's sole discretion.

     "LABOR RATE" means, for any given calendar year, the annual average hourly amount actually paid by BCBSSC during the immediately preceding calendar year as Compensation to the non-management personnel, including contract programmers, who provide implementation services and/or support services on behalf of BCBSSC and the customers of BCBSSC. As used herein, "Compensation" includes all amounts reasonably related to the cost to BCBSSC of such non-management personnel, including contract programmers, (such as wages, bonuses and other wage and employment related taxes and benefits customarily awarded to BCBSSC employees).

     "LABOR RATE ADJUSTMENT" means the percentage increase or decrease, if any, in the current annual Labor Rate over the previous calendar year's Labor Rate.

     "PARTY(IES)" mean either BCBSSC or BCBSUW, or both, as applicable.

     "PLAN" means BCBSUW, UWS, and each other affiliate of BCBSUW which BCBSUW desires to receive System Services under this Agreement.

     "PRICING UNIT" means any one of the following stand-alone segments of the Plan's business: (i) BCBSUW medical; (ii) BCBSUW dental; (iii) UWS medical; and (iv) UWS dental; and "PRICING UNITS" means all four such stand-alone segments.

     "STEERING" means the process by which BCBSSC's information systems personnel resources (measured in chargeable hours) are deployed and managed in connection with a particular project or task related to the System, all as more particularly set forth in the ISSM. BCBSSC information systems personnel resources assigned to a project or task in response to a request of the Chairman of a Steering Committee of one of the Parties are sometimes referred to herein as "Steering resources of" that Party. For purposes of this definition, "chargeable hours" does not include travel time to or from South Carolina.

     "SUBSCRIBER" means an individual who has contracted for health care or dental benefits (whether on an individual or group basis) pursuant to a System Active Contract. (However, "Subscriber" does not include dependents entitled to health care or dental benefits under a Contract providing family coverage). The number of Subscribers for any given calendar month and any given Business Segment shall be, for all purposes of this Agreement, reflected in the Systems routine BB30 monthly report for such calendar month and Business Segment. A single individual may be counted as two (or more) Subscribers if such individual is a Subscriber under two (or more) separate System Active Contracts.

     "SUPPORT SERVICES" means the services provided by BCBSSC to or on behalf of the Plan, other than Basic Services, Implementation Services, services performed under Paragraph 10(a) and activities related to Strategic Development, and including, without limitation, services in connection with development and integration into the System, of enhancements and modifications requested by BCBSUW.

     "SYSTEM" means BCBSSC's computer hardware, computer programs (including without limitation system software, application software and interface software), the Access Facilities, and related equipment, documentation, know-how, and other information and third party software by which BCBSSC makes available to the Plan the System Functions.

     "SYSTEM ACTIVE BUSINESS SEGMENT" means any Business Segment whose Contracts are (in whole or substantial part) System Active Contracts.

     "SYSTEM ACTIVE CONTRACT" means, as to any given calendar month, a Contract which the System routine BB30 report for such month reflects as not expired or canceled.

     "SYSTEM FUNCTIONS" means the application functions currently supported by the System related to the administration and operation of BCBSSC's domestic health and dental business lines, including those set forth in the Documentation, together with such enhancements of, additions to, deletions from or modifications of the application functions (including any new application functions) as mutually agreed to by the Parties that are implemented by the Parties after the date hereof pursuant to the ISSM. BCBSUW acknowledges that the availability of certain System Functions (including certain System Functions described in the Documentation) for use by BCBSUW depends upon BCBSUW obtaining licenses of certain software from third party vendors, and that obtaining such licenses is BCBSUW's sole responsibility.

     "SYSTEM SERVICES" means the Basic Services, Implementation Services, and the Support Services, collectively.

     "UWS" means United Wisconsin Services, Inc.

     "VOLUME" means the aggregate number of System Active Contracts in any calendar month.

2.   SCOPE OF SERVICES.

     (a) GENERALLY. During the term of this Agreement (as set forth below), BCBSSC shall make available to the Plan, and the Plan shall utilize, the System and the System Services for the Plan's internal administration and operation of the Business Segments selected by BCBSUW from time to time. BCBSSC hereby grants the Plan a non-exclusive and non-transferable license to access the System and utilize the System Functions. This license does not permit access to or use of the System or the System Functions by any other person or entity, nor does it permit the Plan to possess, copy, reproduce in any form, modify, or exercise any other right of control over any System software, in whole or in part. This license does not grant the Plan access to, use of, or any other rights with respect to, any other software products or functions of BCBSSC, its affiliates, or any third party.

     (b) CURRENT APPLICATIONS. The System's software applications currently include, without limitation, the following:


          AMMS claims processing system and subsystems, including claims inquiry;

          TMCS managed care system, including authorization, referral and case management subsystems;

          CARS      back-end group reporting system;

          PIMS provider information management system, including provider demographics, certification and pricing;

          Inform    correspondence tracking system;

          GMIS claims rebundling software (only those modules licensed to BCBSSC; if BCBSUW desires to add GMIS modules not licensed to BCBSSC, Support Services chargeable to BCBSUW will be required to integrate additional modules)**;

          OPAS      on-line productivity and performance system;

          ALGS automated letter generating system used to generate all system letters in ad hoc or batch mode**;

          - membership and enrollment systems, including inquiry subsystem (and including new CES membership system when completed and implemented by BCBSSC for its domestic health and dental business lines);

          -         benefit file processing and inquiry system;

          - premium billing, cash receipts, income accounting and commission systems; and

          - Blue Cross Association ("BCA") mandated systems applicable to BCBSSC, including ITS, IPDR and FEP.


          - Capitation system when completed and implemented by BCBSSC for its domestic health and dental business lines.


** Indicates software requiring BCBSUW (at its sole cost) to obtain a third party vendor license.

     Services rendered by BCBSSC to provide the Plan with access to and use of any and all such current applications shall be chargeable to BCBSUW as Implementation Services or Support Services, as applicable.

     (c)  NEW APPLICATIONS.

          (i) At BCBSUW's option, and subject to agreement by the Parties as to an adjustment to the Operating Fee as set forth in subparagraph (ii) below, BCBSSC shall integrate with the System the following software applications (individually "New Application" and collectively "New Applications") (the cost of purchasing, developing, integrating or licensing such software shall be BCBSUW's sole responsibility):


          - third party vendor financial systems, including general ledger, accounts payable, purchasing, fixed assets, and cost allocation;

          -    additional GMIS modules not licensed to BCBSSC;

          - other Plan systems such as drug processing (ProVantage), data warehouse, and financial and electronic commerce systems; and

          -    new applications developed with Steering resources of BCBSUW.


          (ii) BCBSSC shall not be required to implement any New Application until the Parties have agreed upon an appropriate adjustment in the Operating Fee under Paragraph 4 for the processing of such New Application.

          (iii) All BCBSSC services required to integrate any New
     Application into the System shall constitute Implementation Services chargeable under Paragraph 5(b) or Support Services chargeable under Paragraph 5(c), as applicable.

     (d) PRINT CENTER. BCBSUW shall operate a print center at a mutually satisfactory Plan site (the "Print Center") to provide the Plan with System related printing services, including production of identification cards in the same format and on the same cardstock as currently used by the Plan. BCBSUW shall provide staffing, equipment, paper and other supplies, and mainframe and LAN/WAN connections and interface software necessary to support the Print Center. BCBSUW shall be responsible for all other costs and requirements of the Print Center, including without limitation all mailing costs, and all cabling and environmental requirements of the Print Center. BCBSSC shall not be responsible for any Print Center costs of any kind whatsoever.

     (e) MONTHLY REPORTING. As part of the Basic Services, BCBSSC shall provide BCBSUW with monthly reports concerning the status of key projects, performance metrics, issues log, anticipated workload, and compliance with the service level commitments set forth in Paragraph 16 below.

     (f) SYSTEM SECURITY. As part of the Basic Services, BCBSSC shall follow reasonable security procedures to protect Plan data files from unauthorized access by third parties or unauthorized BCBSSC personnel. At a minimum, such security procedures shall be at the level provided by BCBSSC for the protection of its own data of a similar nature. BCBSSC shall cause its independent financial auditors to conduct an annual audit of its security procedures and data center controls and report in writing thereon, and shall promptly upon its receipt of such report provide a copy thereof to BCBSUW.
If the Parties mutually agree to changes in security procedures recommended in any such report, such changes shall be promptly implemented at BCBSSC's sole cost and expense. BCBSSC shall also consider other recommendations by BCBSUW concerning changes in security procedures. In any event, however, implementation of any such changes in security procedures shall be in the sole discretion of BCBSSC.

     (g) ACCESS FACILITIES AND SYSTEM SUITABILITY. The Access Facilities and the System shall be adequately sized to support the Plan's then current processing volume, with appropriate allowances for unanticipated large increases in processing volume, and provided that BCBSUW gives BCBSSC reasonable notice of anticipated large increases in processing volume.

3.   TERM.

     The initial term ("Initial Term") of this Agreement shall begin with the effective date thereof and end upon the fifth anniversary of the Commencement Date. BCBSUW shall have the option to renew this Agreement for two additional one-year periods (the "Renewal Terms") by giving written notice of renewal to BCBSSC at least one year prior to the end of the Initial Term and at least six months prior to any Renewal Term. The Initial Term and the Renewal Terms are sometimes referred to collectively herein as the "Term." Notwithstanding the foregoing, this Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term pursuant to Paragraphs 15, 16(b)(ii), 17(b)(ii), 18(b) or 18(c) below.

4.   OPERATING FEE.

     (a) IN GENERAL. In consideration of the System access license referred to in Paragraph 2(a) above, and the performance of the Basic Services, BCBSUW shall pay BCBSSC for each calendar month during the Term a fee (the "Operating Fee") equal to the sum of the Base Fees for all four Pricing Units for such calendar month; provided, however, that from and after the Commencement Date, there shall be a minimum Operating Fee of $500,000 per month.

     (b) ADJUSTMENTS TO THE OPERATING FEE. The Operating Fee shall be adjusted as follows:

          (i) if the aggregate number of the BCBSUW Medical Pricing Unit Subscribers and the UWS Medical Pricing Unit Subscribers exceeds 504,000 for any calendar month during the Term, then the Base Rate for each such Pricing Unit shall be reduced by 5% for such calendar month;

          (ii) the Operating Fee shall be adjusted by all applicable Scope Adjustments provided for in Paragraph 4(c) below;

          (iii) the Operating Fee shall be adjusted following the implementation of any New Application, in accordance with Paragraph 2(c)(ii) above;

          (iv) if the aggregate number of the BCBSUW Dental Pricing Unit Subscribers and the UWS Dental Pricing Unit Subscribers exceeds 3,400,000 in any Contract Year, the Base Rate applicable to each such Pricing Unit shall be increased by $0.10 per Subscriber commencing on the first day of the next succeeding Contract Year;

          (v) if the aggregate number of the BCBSUW Dental Pricing Unit Subscribers and the UWS Dental Pricing Unit Subscribers exceeds 5,000,000 in any Contract Year, the Base Rate applicable to each such Pricing Unit shall be increased by $0.15 per Subscriber commencing on the first day of the next succeeding Contract Year; and

          (vi) on January 1, 1998, and on each January 1 thereafter, the Operating Fee shall be adjusted by the CPI Percentage.

     (c) SCOPE ADJUSTMENTS. Scope Adjustments are amounts by which the otherwise applicable Base Rate will be increased or decreased if BCBSUW elects to include or exclude certain System capabilities from the System license. (The Base Rates set forth in the definition of "Base Rate" in Paragraph 1 above assumes each of the following capabilities are included.) Following are the Scope Adjustments BCBSUW may elect:

     Based Rate Adjustment Amount       Capability Excluded
     ----------------------------       -------------------
             $0.01                      CARS

             $0.01                      support of Plan financial system
                                        software on BCBSSC main frame

             $0.04                      TMCS

             $0.01                      INFO, OPAS and ALGS (all three must
                                        be excluded for credit to apply)

             $0.05                      BCBSSC data warehouse and statistical
                                        reporting systems

Additional Scope Adjustments, if any, shall be mutually agreed upon by the Parties. Steering resources necessary to effect Scope Adjustments shall be part of BCBSUW's Steering resources chargeable as Implementation Services or Support Services under Paragraph 5(b) or Paragraph 5(c), as applicable. No Scope Adjustment shall be effective until both Parties mutually agree upon and execute a written "Scope Adjustment Sign-off" which shall, INTER ALIA, contain a description of additions to, deletions from or other modifications of application functionality resulting from such Scope Adjustment.

     (d) PRINT CENTER CREDIT. In consideration of BCBSUW's election to exclude the Print Center from the scope of Basic Services to be provided by BCBSSC under this Agreement, for all periods from and after the Commencement Date BCBSUW shall receive a credit against the Operating Fee equal to $70,673.00 per month. On January 1, 1998 and on each January 1 thereafter, the credit for the Print Center shall be adjusted by the CPI Percentage.

     (e) STRATEGIC DEVELOPMENT CHARGE. BCBSUW hereby agrees to pay to BCBSSC a strategic development charge ("Strategic Development Charge") to defray the cost of BCBSSC's strategic development activities. For purposes hereof, "strategic development" means all system-related development and implementation activities classified as "strategic" by BCBSSC, in its sole discretion. The Strategic Development Charge shall be payable monthly to BCBSSC, in the amounts and for the Pricing Units set forth below:

          Pricing Unit             Monthly Strategic Development Charge
          ------------             ------------------------------------
          BCBSUW Medical                      $78,675
          UWS Medical                         $20,195

     The first payment for either Pricing Unit set forth above shall be payable in the month following the month in which there is a System Active Contract and, thereafter, shall continue for the Initial and Renewal Terms of this Agreement. Following the Commencement Date and for each Contract Year thereafter, BCBSUW shall be reimbursed by BCBSSC for the amount, if any, by which the Strategic Development Charge paid by BCBSUW in any Contract Year exceeds the amount of Strategic Development costs incurred by BCBSSC for such Contract Year, as reflected on BCBSSC's books and records. BCBSSC shall forward to BCBSUW, within 90 days after expiration of each Contract Year, a detailed statement reconciling the Strategic Development activities and related costs incurred by BCBSSC with the amounts paid by BCBSUW, accompanied by the reimbursement amount, if any, owed to BCBSUW. If BCBSUW wishes to contest any determination by BCBSSC of its System related strategic development costs, it may request (but no more than once during, or in respect of, any Contract Year) that BCBSSC's independent financial auditor determine the amount of such costs and prepare a written report of its findings. If the auditor's written report indicates a rebate is owed to BCBSUW, BCBSSC shall pay such rebate in full within 30 days after receipt of the auditor's written report, and shall promptly pay the cost of the auditor's work. Otherwise, BCBSUW shall promptly pay (or reimburse BCBSSC for, as applicable) the cost of the auditor's work.

5.   SERVICES FEES.

     (a) BASIC SERVICES. Basic Services are included in the Operating Fee and are provided at no additional charge.

     (b)  IMPLEMENTATION SERVICES.  Subject to Paragraph 9(b) below:

          (i) Implementation Services shall be charged to BCBSUW at an initial rate consisting of two components: (1) a labor component (the "Labor Component") of $65.00 per chargeable hour, and (2) a CPU component (the "CPU Component") of $16.25 per chargeable hour.

          (ii) On January 1, 1997, and on each January 1 thereafter, the Labor Component portion of the fee for Implementation Services shall be adjusted in accordance with the Labor Rate Adjustment.

     (c) SUPPORT SERVICES. Support Services shall be charged to BCBSUW at the rate of $65.00 per chargeable hour. On January 1, 1997, and on each January 1 thereafter, the fee for Support Services shall be adjusted in accordance with the Labor Rate Adjustment.

     (d) RECORD KEEPING AND AUDIT RIGHTS. All BCBSSC personnel shall keep written daily time logs in respect of System Services performed. Each time log entry shall briefly describe the services performed, and reflect in one-hour increments the time expended in performing the services. BCBSUW shall have the right (exercisable no more than once during any twelve month period), at its sole cost and expense, and at a mutually satisfactory time to be reasonably agreed upon, to inspect and audit, through a mutually-selected "Big Six" accounting firm, BCBSSC's billing and time log records and Labor Rate computations relating to the System Services provided to the Plan.

6.   TAXES ADDITIONAL.

     BCBSUW shall pay all tariffs and taxes assessed or levied by any governmental entity that are now or may become applicable to this Agreement, or measured by payments made thereunder or required to be collected by BCBSSC or paid by BCBSSC to tax authorities (including interest assessments thereon if such assessments are due to the Plan's actions or inactions) including but not limited to, sales, use, excise, gross receipt and personal property taxes, but excluding taxes based upon the net income of BCBSSC.

7.   BILLINGS AND PAYMENTS.

     BCBSSC shall on or before the last day of every calendar month invoice BCBSUW for the total fees due under Paragraphs 4 and 5 above and the total amount of late charges (if any), due in respect of the preceding calendar month. Each such invoice shall be due and payable in full by BCBSUW within 30 days of its receipt of such invoice. Delinquent amounts shall accrue on a per diem basis a late charge at the rate of 1.5% per month (or, if less, the highest rate permitted by law).

8.   STEERING.

     (a) GENERALLY. BCBSUW shall establish from among Plan personnel one or more Steering Committees, each of which shall be headed by a Chairman selected by BCBSUW and identified in writing to BCBSSC. BCBSUW shall promptly notify BCBSSC of changes in the identity of any Steering Committee Chairman. Each Steering Committee Chairman shall have the authority on behalf of BCBSUW to request that BCBSSC undertake projects or tasks related to System enhancements or modifications desired by BCBSUW as part of Steering resources of BCBSUW. All services performed by BCBSSC at the request of a Chairman of a BCBSUW Steering Committee shall be conclusively deemed to be compensable Implementation Services under Paragraph 5(b) or Support Services under Paragraph 5(c), as applicable. Steering shall be carried out in accordance with the ISSM.

     (b) STEERING MINIMUM. BCBSUW may elect to establish a minimum number of Steering chargeable hours ("Steering Minimum") to be dedicated to projects or tasks on behalf of BCBSUW for each Contract Year. The Steering Minimum for the first Contract Year shall be communicated by BCBSUW to BCBSSC six months prior to the formation of BCBSUW's Steering resources. BCBSUW may modify the Steering Minimum on an annual basis thereafter, effective as of the commencement of the Contract Year immediately following such modification; provided, however, that BCBSUW must give BCBSSC written notice of each modification at least 90 days prior to the effective date. Notwithstanding the foregoing, the Steering Minimum shall not exceed 60,000 chargeable hours in any Contract Year without the prior consent of BCBSSC, which consent shall not be unreasonably withheld.

     (c) INITIAL SYSTEM ENHANCEMENTS AND MODIFICATIONS. System enhancements and modifications initially desired by BCBSUW include:

          (i) development of an interface link to allow regular downloads to the Plan's data warehousing systems; and

          (ii) development of a front-end data collection and router system for claims distribution.

The development and implementation of such System enhancements and modifications shall be billed to BCBSUW as either Implementation Services or Support Services, as applicable.

     (d) PROGRESS REPORTING. BCBSSC shall provide BCBSUW with regular, periodic reports covering project status and budget, issues and time lines in connection with projects being carried out with Steering resources of BCBSUW.

     (e) OWNERSHIP OF WORK PRODUCT. All work product (including without limitation software code and documentation, software and system designs and methodologies, and other know-how), and all patent rights and copyrights in respect of such work product, related to the System or developed in connection with this Agreement, shall be the exclusive property of BCBSSC, regardless of whether BCBSSC receives any fees or payments from BCBSUW in respect of such work product or the services resulting in such work product.

9.   IMPLEMENTATION MATTERS.

     (a) GENERALLY. The Parties shall work together reasonably and in good faith to identify the categories of tasks (each an "Implementation Project") constituting the Implementation Services. Each Implementation Project will be carried out in accordance with the ISSM.

     (b) SHARING OF COSTS RELATED TO IMPLEMENTATION PROJECTS. As part of the Design process required by the ISSM, BCBSSC will provide BCBSUW with a Design cost estimate ("Design Cost Estimate") for each Implementation Project. BCBSUW shall pay for the costs of each Implementation Project that is approved by BCBSUW and undertaken by BCBSSC pursuant to the ISSM at the rate set forth in Paragraph 5(b) hereof, except that (i) if the actual cost for any Implementation Project exceeds the most recent Design Cost Estimate for that Implementation Project by at least 25% (but less than 75%), BCBSSC shall be responsible for 25% of such excess amount, and (ii) in addition, if the actual cost for any Implementation Project exceeds the most recent Design Cost Estimate for that Implementation Project by 75% or more, BCBSSC shall be responsible for 50% of the amount exceeding the Design Cost Estimate by 75% or more.

     (c) EDS MIGRATION. Implementation Services will include technical assistance requested by BCBSUW regarding its migration from the EDS system, but BCBSUW shall be solely responsible for obtaining EDS' cooperation in connection with such migration. BCBSUW shall also remain solely responsible for compliance by both EDS and BCBSUW with any and all agreements between EDS and BCBSUW. BCBSUW shall take all reasonable actions necessary to obtain the cooperation of EDS and its personnel in transitioning the Plan from the EDS system to the System. Notwithstanding the foregoing, BCBSUW shall cause EDS to provide to BCBSSC electronic data files of all providers, networks, pricing, enrollment and membership, benefits, claims history, and managed care data for the Plan. BCBSUW hereby agrees to indemnify, defend, and hold harmless BCBSSC and its directors, officers, employees, agents and other representatives from and against any damage, loss, expense or liability arising out of, or resulting from, any claim, action or proceeding by EDS (or any other third party) related, directly or indirectly, to the Plan's migration to or implementation of the System.

     (d) PHASING. The Parties shall consult with each other and agree upon a strategy for phasing System implementation by Business Segment. Final decisions as to such phasing strategy shall be in the reasonable discretion of BCBSUW based on BCBSUW's overall business needs.

     (e) IMPLEMENTATION TEAM. The Parties agree that, initially, the key BCBSSC personnel responsible for System implementation shall be James Shealy and Patricia Dickerson. BCBSSC shall use reasonable efforts to keep the System implementation team intact until the Commencement Date and any replacements to key personnel shall have comparable education and experience with the particular portion of the System over which such replacement would have responsibility.

     (f) SERVICES PRIOR TO THIS AGREEMENT. BCBSUW acknowledges BCBSSC has performed preliminary Implementation Services prior to the date of this Agreement. BCBSUW agrees to pay for such services pursuant to Paragraph 5(b) hereof so long as the amount due in respect of such services does not exceed $100,000.00.

10.  MIGRATION.

     (a) BCBSUW will have the right to migrate functions and Business Segments from the System during the Term and will not be obligated to migrate to the System any new functions or Business Segments developed or acquired by the Plan after the date of this Agreement. Before BCBSUW migrates any Plan function or Business Segments from the System, it will grant BCBSSC a right of first refusal to meet or beat the proposed terms, conditions and projected or quoted costs for performance of the function or Business Segments. This right of first refusal will not apply to any function or Business Segments developed or acquired by the Plan after the date of this Agreement, and BCBSUW will not be obligated to make BCBSSC aware of any such functionality or Business Segment. However, BCBSUW may request BCBSSC to consider adding a new function or Business

Segment to the System, and BCBSSC will respond in accordance with the procedures set forth in this Agreement and as otherwise reasonably established by BCBSSC from time to time.

     (b) Services provided to the Plan under this Paragraph 10 initially shall be charged to the Plan at the rate described in Paragraph 5(b)(i) above. On January 1, 1997, and on each January 1 thereafter, the Labor Component portion of such rate shall be adjusted in accordance with the Labor Rate Adjustment.

11.  REGULATORY MANDATES.

     (a) FEDERAL MANDATES. Each Party shall, as its sole responsibility and at no cost to the other party, monitor on an ongoing basis all mandates imposed by federal law or federal regulatory authorities applicable to its own business (collectively, the "Federal Mandates"). In addition, each Party shall provide timely notification to the other Party of its desire to implement, or not to implement, the System modifications required for compliance with each such Federal Mandate (collectively, the "Federal Mandate Modifications"). All Federal Mandate Modifications desired by at least one Party shall be funded equally by both Parties. BCBSSC shall implement all Federal Mandate Modifications that either one of the Parties desires to implement. BCBSSC shall endeavor, but shall not be obligated, to implement all Federal Mandate Modifications desired by any Party within the applicable federal time deadline.

     (b)  BCA MANDATES.

          (i) Each Party shall, at no cost to the other Party, monitor on an ongoing basis all changes mandated by the BCA (including, among others, ITS release 8.0 and all future ITS releases, IPDR and FEP) (collectively, "BCA Mandates"). Except as otherwise provided in subparagraph (ii) below, BCBSSC shall, as part of the Basic Services: (1) fully implement the System modifications required for compliance as determined by BCBSSC with ITS Release 8.0 by no later than the BCA-mandated date, and (2) fully implement the System modifications required for compliance with all other BCA Mandates by the applicable deadline.

          (ii) The costs of any Wisconsin-specific changes due to BCA Mandates shall be chargeable to BCBSUW under Paragraph 5(b) or 5(c), as applicable.

     (c) STATE OF WISCONSIN MANDATES. BCBSUW shall be solely responsible for (i) identifying and communicating to BCBSSC with reasonable notice all changes in Wisconsin laws, rules and regulations affecting the Plan (collectively, "Wisconsin Mandates"); and (ii) the Steering resources necessary to implement the System modifications required for compliance with Wisconsin Mandates.

12.  OTHER PLAN RESPONSIBILITIES.

     (a) FACILITIES FOR USE BY BCBSSC. BCBSUW shall make available to BCBSSC at no charge (i) such office space, furniture, equipment and telephones at the Plan's sites as BCBSSC may reasonably request; and (ii) print center facilities and all related office, storage, power and physical security (including UPS and power generators). BCBSUW shall not be responsible for long distance telephone calls or for providing BCBSSC with special equipment, such as personal computers, modems and printers.

     (b) SYSTEM RELATED FACILITIES. BCBSUW is solely responsible for providing and maintaining all personnel, hardware, software, equipment, supplies, and other items required at the Plan sites for access to and use of the System except for the Access Facilities. Without limiting the generality of the foregoing, BCBSUW shall be responsible for the following:

          (i) All hardware at the Plan Sites, including without limitation servers, workstations, terminals, printers, modems, uninterruptable power supply equipment, cabling and interface cards.

          (ii) All telecommunications equipment, hardware and software (including without limitation all terminal emulation software required by intelligent workstations used to access the System) for each Plan site in conformity with all BCBSSC specifications as may be applicable thereto, including, without limitation, if required, all hardware and software necessary to establish and maintain a dedicated dial or lease line circuit connecting each Plan site to the central telecommunications hub and a high speed telecommunications line which connects to the Plan's network controller located at BCBSSC's data center.

     (c)  REPRESENTATIVE.

          (i) Each Party shall designate and maintain at all times a Representative to work on all aspects of the implementation and use of the System. Subject to subparagraph (ii) below, each Party's Representative shall have at all times full power and authority to act on behalf of and bind such Party as to all matters and activities related to or contemplated by this Agreement (including, without limitation, requesting development and implementation of modifications or enhancements by BCBSSC or the performance of other special services by BCBSSC). Initially, BCBSUW's Representative shall be Thomas E. Liechty and BCBSSC's Representative shall be Stephen Von Fange. Each party may change the Representative from time to time by written notice to the other Party.

          (ii) Notwithstanding anything to the contrary in subparagraph (i) above, no act by a Representative shall be binding on the Party he or she represents unless set forth in writing by such Representative.

13.  OWNERSHIP OF DATA.

     BCBSUW shall be the exclusive owner of all its stored data in BCBSSC's possession, and BCBSSC shall deliver all such data to BCBSUW promptly upon its request upon termination of this Agreement. BCBSSC will possess no lien on, or any other right to, such data.

14.  PROPRIETARY RIGHTS OF BCBSSC.

     BCBSUW acknowledges and agrees as follows:

     (a) BCBSSC shall possess and retain all right, title, and interest (including without limitation all trade secret rights, copyrights and patent rights) in and to the System and its component parts, including without limitation (i) all software code and documentation, (ii) the ISSM and all other manuals or user information, (iii) the design and format of the input and output screens, graphical user interface, and printable forms, reports and other hard copy output incorporated in or generated by the System, and
(iv) all additions, enhancements, revisions, updates or other modifications to the System or any part thereof, regardless of any fee or charge paid by BCBSUW to BCBSSC in respect of the design, creation or use thereof. BCBSUW shall not cause or permit removal or alteration in any way of any notice, legend or symbol denoting any copyright, trademark, patent or other proprietary right or interest of BCBSSC appearing on (i) any input or output screen or hard copy output incorporated in or generated by the System, or
(ii) any documentation, manuals, brochures, or other written or printed materials of any kind.

     (b) The System and its component parts described above, and the process methodologies, design elements and other know-how related thereto, constitute valuable proprietary information and trade secrets of BCBSSC. BCBSUW shall not disclose (nor permit any Plan employee or agent to disclose) to any person or entity, or allow any person or entity access to, any such proprietary information or trade secrets in whole or in part; provided, however, use of the System in accordance with the terms and conditions of this Agreement shall be permitted for employees of the Plan in the ordinary course and scope of their employment by the Plan. BCBSUW shall not cause or permit any part of the System's software components to be reverse engineered, decompiled, or disassembled. BCBSUW shall not cause or permit the software, documentation, or other information related to the System to be copied or reproduced in any form or medium, in whole or in part. BCBSUW shall take such actions to preserve and protect BCBSSC's proprietary rights and interest of confidentiality in and with respect to the System which are, at a minimum, commensurate with those actions taken by BCBSUW to preserve and protect its most valuable trade secrets or other proprietary or confidential information.

     (c) BCBSUW's confidentiality obligations to BCBSSC under Paragraphs 14(a) and 14(b) do not apply to any information which (i) was lawfully and rightfully in the Plan's possession at the time of disclosure by BCBSSC and was not acquired directly or indirectly from BCBSSC, (ii) was lawfully and rightfully acquired by the Plan from others who had no confidentiality obligation to BCBSSC with respect to same, or (iii) is now, or hereafter becomes, through no fault of the Plan, part of the public domain by publication or otherwise.

     (d) The Plan has no right to use the System or any part thereof except as specifically granted under the license referred to in Paragraph 2(a). The Plan shall not, directly or indirectly, take any action in derogation of, or in conflict with, BCBSSC's rights in the System as set forth above.

15.  TERMINATION BY BCBSUW FOR CONVENIENCE.

     In the event BCBSUW terminates this Agreement without "cause" (as defined below), BCBSUW shall pay BCBSSC a termination fee in the amount of Six Million Dollars ($6,000,000) as liquidated damages. BCBSUW agrees that this termination fee is not a penalty, but represents a reasonable QUID PRO QUO in respect of such termination in light of the substantial investment made by BCBSSC of money, key personnel time, lost business opportunities, and other resources in order to fulfill its obligations under this Agreement.
For purposes hereof, "cause" means (and only means) either (i) a "Failure" within the meaning of Paragraph 16(a)(vi) below, (ii) a "material" failure of the System to conform with the functionality described in the Documentation within the meaning of Paragraph 17(b)(i), (iii) an Event of Default within the meaning of Paragraph 18(a) below, or (iv) a suspension of performance by BCBSSC due to a force majeure which continues for 30 or more consecutive days.

16.  SERVICE LEVEL COMMITMENTS.

     (a) DEFINITION OF SERVICE LEVEL COMMITMENTS. The following Service Level Commitments shall be effective on a date which is six months after the Commencement Date and shall continue through the Term.

          (i) "CICS AVAILABILITY PERCENTAGE" shall mean the ratio, expressed as a percentage, of the actual amount of time each of the Plan's Production CICS Regions is available for use by the Plan, divided by the total amount of time between the mutually agreed upon business hours during any monthly period. System SMF data will be used to calculate the CICS Availability Percentage on a monthly basis.

          (ii) "CICS RESPONSE TIME AVERAGE" shall mean the ratio, expressed in seconds or a fraction thereof, of the sum of all of the Plan's interactive Production CICS transaction response times for a calendar month divided by the total number of the Plan's interactive Production CICS transactions during that same month. TMON (or equivalent) software will be used to calculate the CICS Response Time Average. Response time shall be the time elapsed between the moment a transaction is received by BCBSSC from the Plan's network controller until the moment an intended response is presented back to the Plan's same network controller by the System.

          (iii) "INFORMATIONAL FILES AVAILABILITY PERCENTAGE" shall mean the ratio, expressed as a percentage, of the formula ((A-B)/(A)) where (A) is the total scheduled available hours in a month times the number of production informational files, and (B) is the number of hours during which production informational files were not available during the month. Hours that fall into the following categories will not be used to calculate (B) above: (1) mutually agreed upon holidays; (2) normal scheduled maintenance periods for which BCBSUW receives prior notification through BCBSSC's E-mail system; (3) periods during which the file in question is being updated or loaded and (4) Sundays while regular weekly maintenance is being performed. File unavailability will be logged to the BCBSSC InForm System which will be used to calculate the Informational Files Availability Percentage for each month.

          (iv) "DISASTER RECOVERY." BCBSSC shall provide disaster recovery services and hotsite capabilities and procedures for testing such capabilities at least on an annual basis.

          (v) "BATCH SYSTEM COMPLETION." Prior to the Commencement Date, the Parties shall jointly develop and mutually agree to a schedule setting forth the time of day each business day that each category of production files will be available. Such schedule shall become part of this Service Level Commitment.

          (vi) "FAILURE." Each of the following shall constitute a failure to satisfy a Service Level Commitment ("Failure"): (1) a CICS Availability Percentage was less than 98.25% for two consecutive months; (2) a CICS Response-Time Average was more than 1.8 seconds for two consecutive months;
     (3) an Informational Files Availability Percentage was less than 95% for two consecutive months; (4) Disaster Recovery Testing was unsuccessful in any 12-month period and retesting within 90 days thereafter was also unsuccessful; or (5) Batch Systems Completion has been missed more than two times during a calendar month for two consecutive months.

     (b)  EXCLUSIVE REMEDIES FOR FAILURE TO SATISFY SERVICE LEVEL
COMMITMENTS.   Subject to the $6 million limitation expressed in Paragraph
19(c) below, the Plan's exclusive remedies for BCBSSC's failure to satisfy any Service Level Commitment shall be as follows:

          (i) CREDITS. For each Failure (as defined above), BCBSSC shall pay to BCBSUW $50,000 for that Failure. If any Failure continues to the next consecutive month, BCBSSC shall pay to BCBSUW $100,000 for such month, and $350,000 for each consecutive month thereafter until the Service Level Standard has been met. Notwithstanding the foregoing, (A) BCBSSC's liability to the Plan during any month shall not exceed $350,000 regardless of the number of Failures occurring in such month; and (B) BCBSSC's aggregate liability to BCBSUW under this subparagraph

     (b)(i) shall not exceed $3 million for all time. BCBSSC agrees that the credit payments hereunder are not a penalty, but represent a reasonable QUID PRO QUO in respect of the losses and inconvenience incurred by BCBSUW due to the degradation in the level of services provided to the Plan.

          (ii) TERMINATION. If, during the term of this Agreement, BCBSUW has reached the $3 million limitation of damages specified in subparagraph
     (b)(i)(B) above then, upon the next occurrence of a Failure to satisfy a Service Level Standard by BCBSSC BCBSUW shall be entitled to terminate this Agreement and recover from BCBSSC one-half the reasonable costs incurred by BCBSUW to convert to an alternate system, such recovery not to exceed $3 million.

17.  CONFORMITY WITH DOCUMENTATION.

     (a)  COVENANT BY BCBSSC.   BCBSSC agrees that the System will conform in
material respects with the functionality described in the Documentation.

     (b)  EXCLUSIVE REMEDIES FOR FAILURE OF SYSTEM TO CONFORM TO
DOCUMENTATION. Subject to the $6 million limitation expressed in Paragraph 19(c) below, BCBSUW's exclusive remedies for any breach by BCBSSC of its covenant under Paragraph 17(a) above shall be as follows:

          (i) CORRECTIVE ACTION AND COSTS. BCBSSC promptly shall correct, at its own cost, any material failure (as defined in the next sentence) of the System to conform with the functionality described in the Documentation. For purposes of the foregoing, a failure is "material" if BCBSSC has received from BCBSUW written notice of the failure and the failure is deemed material by both Parties. Pending the completion of any such corrective action, BCBSSC shall provide the Plan with a manual or automated work-around at no charge to the Plan, and, upon the approval of both of the Parties (which approval shall not be unreasonably withheld), shall reimburse or credit BCBSUW for the reasonable costs in excess of $10,000 incurred by the Plan in connection with the System failure.

          (ii) TERMINATION. In the event that BCBSSC fails to promptly initiate corrective action under subparagraph (i) above or fails to diligently pursue such action to completion, BCBSUW shall have the right, upon 90 days' prior written notice to BCBSSC, to terminate this Agreement and recover its Termination Damages (as defined in Paragraph 19 below).

18.  EVENTS OF DEFAULT; REMEDIES.

     (a) DEFAULT BY BCBSSC. Each of the following shall be deemed an Event of Default by BCBSSC:

          (i) BCBSSC materially breaches its confidentiality obligations under Paragraph 23 below; or

          (ii) BCBSSC fails to perform any material obligation to migrate functions and Business Segments from the EDS System, as set forth in the conversion schedule to be jointly developed by and mutually agreed upon by the Parties and such failure continues for 60 days after written notice to BCBSSC; provided that such failure is within the reasonable control of BCBSSC and is not caused (in whole or in material part) by the acts or omissions of the Plan or EDS or their respective agents and employees; or

          (iii) BCBSSC materially breaches its indemnification obligations under Paragraph 22 below.

     (b) REMEDIES FOR EVENT OF DEFAULT BY BCBSSC. Upon the occurrence of an Event of Default by BCBSSC, BCBSUW, at its option, may terminate this Agreement and recover its Termination Damages.

     (c)  DEFAULT BY THE PLAN; BCBSSC'S REMEDIES.   In the event of any
default by BCBSUW in the performance or observance of any of its material obligations under this Agreement that remains uncured for more than 30 days after written notice thereof, BCBSSC shall have the right to (A) terminate this Agreement effective 180 days after the giving of written notice to BCBSUW, and, subject to the limitation expressed in Paragraph 19(c) below, recover its Termination Damages; or (B) without terminating this Agreement, recover its actual damages caused by the Plan's failure to perform, subject to the limitation expressed in Paragraph 19(c) below. In the event any amount owed by BCBSUW to BCBSSC under this Agreement remains delinquent for 60 days or more, BCBSSC shall have the right, in its sole discretion, and in addition to any and all other rights or remedies available hereunder, to interrupt the Plan's access to any or all of the System Functions and the System Services.

19.  LIMITATION OF LIABILITY.

     (a) TERMINATION DAMAGES. "Termination Damages" means the following damages with respect to each Party, subject to the $6 million limitation set forth in Paragraph 19(c):

          (i)  FOR THE PLAN.  The sum of the following amounts:

               (A) The actual, documented damages incurred by the Plan as a result of the breach or failure by BCBSSC under Paragraphs 16(a)(vi), 17(b)(i), or 18(a) above, limited in the aggregate to $3 million; and

               (B) One-half of the actual costs incurred by the Plan to convert from the System to an alternate system.

          (ii) BCBSSC. The actual, documented damages incurred by BCBSSC as a result of the breach or failure by the Plan which gives rise to such claim.

     (b) PUNITIVE DAMAGES. Neither Party shall be liable to the other party for any punitive damages.

     (c)  LIMITATION ON AMOUNT OF DAMAGES.   Except for the Parties'
indemnification obligations under Paragraph 22 below, which shall not be contractually limited: (i) in no event shall either Party's aggregate liability to the other Party in respect of any and all claims arising out of or otherwise related to this Agreement exceed six million ($6,000,000); and
(ii) in no event shall either Party have any liability whatsoever to the other for damages of any kind in respect of this Agreement (regardless of whether the claim for damages is grounded in contract, tort or any other legal basis) except to the extent (and there only to the extent) expressly provided in this Agreement.

20.  TRANSITION SERVICES.

     (a)  Upon expiration or termination of this Agreement for any reason:
(i) at the request of BCBSUW, BCBSSC shall reasonably assist BCBSUW in migrating to an alternate system, with BCBSSC's services in connection therewith to be compensated by BCBSUW as Support Services under Paragraph 5(c) above; and (ii) at the request of BCBSUW, BCBSSC shall continue to provide services to the Plan on a month-to-month basis for a period of up to 12 months, on a per-claim and per-encounter basis at a rate of $2.25 per claim or encounter, as applicable, and otherwise in accordance with this Agreement. On January 1, 1998 and on each January 1 thereafter, the rate shall be adjusted by the CPI Percentage.

     (b) Promptly following the effective date of termination of BCBSSC's services under this Agreement for any reason, BCBSUW shall promptly return to BCBSSC any and all manuals, documents or other written materials in its possession relating to the System. Following termination of this Agreement for any reason BCBSUW shall remain obligated to pay to BCBSSC all amounts accrued or owing under this Agreement prior to the effective date of termination.

21.  LIMITED WARRANTY.

     BCBSSC warrants that the System and the Plan's use thereof pursuant to this Agreement do not, and during the Term and will not, infringe the rights of any third party. BCBSSC MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PRODUCT OR SERVICE PROVIDED BY BCBSSC TO THE PLAN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BCBSUW ACKNOWLEDGES AND AGREES THAT: (1) THE SYSTEM SERVICES (INCLUDING WITHOUT LIMITATION THE PLAN'S RIGHT OF ACCESS TO AND USE OF THE SYSTEM

FUNCTIONS) ARE PROVIDED BY BCBSSC STRICTLY ON AN "AS IS" BASIS; (2) BCBSSC HAS NOT MADE, AND DOES NOT MAKE, ANY REPRESENTATION OR WARRANTY OF ANY KIND; AND (3) EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPHS 16 AND 17 ABOVE, BCBSSC HAS NOT MADE, AND DOES NOT MAKE, ANY GUARANTY OR OTHER ASSURANCE OF ANY KIND AS TO EITHER THE QUALITY OR PERFORMANCE OF ANY PRODUCT OR SERVICE PROVIDED BY BCBSSC, OR THE ACCURACY, EFFICIENCY, SPEED OR OTHER PERFORMANCE CHARACTERISTICS OF THE SYSTEM OR ANY SYSTEM FUNCTION.

22.  INDEMNITIES.

     (a) BY BCBSSC. BCBSSC hereby agrees to indemnify, defend, and hold harmless the Plan and its directors, officers, employees, agents and other representatives from and against any damage, loss, expense or liability arising out of, or resulting from either (i) any third party claim, action or proceeding for intellectual property infringement resulting from the Plan's use of the System, in whole or in part, in accordance with the terms and conditions of this Agreement; or (ii) any breach by BCBSSC or its agents and employees of its confidentiality obligations under Paragraph 23 below.

     (b) BY BCBSUW. BCBSUW hereby agrees to indemnify, defend, and hold harmless BCBSSC and its directors, officers, employees, agents and other representatives from and against any damage, loss, expense or liability (collectively, "Losses") arising out of, or resulting from either (i) any third party claim, action or proceeding (including, without limitation, a claim alleging medical malpractice or false claim for reimbursement but excluding any third party claim, action or proceeding to which subparagraph
(a) above applies) arising out of, or resulting from, in whole or in part, the Plan's use of the System, (ii) any breach by BCBSUW of its confidentiality obligations under Paragraph 23 below, or (iii) any infringement by BCBSUW of any right of BCBSSC described in Paragraph 14 above.

23.  CONFIDENTIALITY.

     (a)  MUTUAL OBLIGATIONS.  Except as otherwise provided in subparagraph
(d) of this Paragraph 23, each Party agrees (i) to hold in strict confidence and not to disclose to any other person or entity the terms of this Agreement and this Agreement, except to the extent otherwise required by applicable law, and (ii) to limit access to such information to only those of its employees or agents with a legitimate need for the information; provided, however, each party shall have the right, in connection with a legitimate business purpose, to disclose generally that BCBSSC is providing information system services to the Plan without disclosing specific terms or conditions hereof.

     (b) BCBSSC OBLIGATIONS. BCBSSC recognizes the Plan's fiduciary duty to hold patient information in strict confidence, and agrees that the Plan's data files include information which is proprietary to and a valuable asset of The Plan. BCBSSC agrees (i) to hold in strict confidence, and not to disclose or otherwise make available to any third party, all Plan data files (including all patient and other information contained therein), except to the extent (A) otherwise required by applicable law, (B) such information is lawfully and rightfully acquired by BCBSSC from others who had no confidentiality obligation to the Plan with respect to the same, (C) such information is obtained or obtainable by BCBSSC by lawful and rightful means, or (D) is now, or hereafter becomes, through no fault of BCBSSC, part of the public domain by publication or otherwise; (ii) to limit access to such information to only those BCBSSC employees needing the information for purposes of performing services under this Agreement; and (iii) to use such information solely for purposes contemplated by this Agreement. In addition, BCBSSC agrees not to copy any Plan data files except as required by law or for back up purposes for data protection without the Plan's prior written consent.

     (c) PLAN OBLIGATIONS. In addition to BCBSUW's obligations of confidentiality under Paragraph 14, BCBSUW agrees (i) to hold in strict confidence, and not to disclose or otherwise make available to any third party, any and all other information of a confidential nature provided by BCBSSC to the Plan, except to the extent (A) otherwise required by applicable law, (B) such information is lawfully and rightfully acquired by the Plan from others who had no confidentiality obligation to BCBSSC with respect to the same, (C) such information is obtained or obtainable by the Plan by lawful and rightful means, or (D) is now, or hereafter becomes, through no fault of the Plan, part of the public domain by publication or otherwise;
(ii) to limit access to such information to only those Plan employees needing the information for purposes contemplated by this Agreement; and (iii) to use such information solely for purposes contemplated by this Agreement.

     (d) PUBLIC ANNOUNCEMENTS. The Parties shall mutually agree to the timing and contents of any public announcement of the existence or subject matter of this Agreement.

24.  DISPUTE RESOLUTION.

     (a) INFORMAL DISPUTE RESOLUTION. If a dispute arises out of or relating to this Agreement, including, without limitation, a dispute as to any amount payable by BCBSUW hereunder, the Parties shall engage in mandatory informal dispute resolution. The first attempt at informal dispute resolution shall be at the level of each Party's managers with day to day responsibility for services to the Plan. If that attempt is unsuccessful the senior management of each Party shall attempt to informally resolve the dispute. In no event shall either Party be obligated to continue informal dispute resolution efforts for a total of more than thirty days before submitting the dispute to binding arbitration pursuant to Paragraph 24(b) below.

     (b) BINDING ARBITRATION. If a dispute is not resolved under Paragraph 24(a) above to the mutual satisfaction of the Parties, the Parties shall promptly submit such dispute to binding arbitration pursuant to Paragraph 26 below.

     (c) PROVISIONAL RELIEF. Subject to BCBSSC's right to interrupt service to the Plan set forth in Paragraph 18(c) above, at all times prior to the completion of the dispute resolution procedures set forth in Paragraphs 24(a) and (b) above, each Party shall perform its respective obligations under this Agreement, and the Plan shall continue to make timely payments on all invoices submitted by BCBSSC pending the completion of the dispute resolution procedures.

     (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule of any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of South Carolina.

25.  CREDIT OR PAYMENT RELATING TO CONTACTS WITH OTHER BCA AFFILIATES.

     In recognition of the value of BCBSSC's relationship with BCBSUW to BCBSSC's ability to enter into information systems contracts with other BCA licensee plans, BCBSSC shall credit or pay BCBSUW the following sum with respect to certain of such contracts (each a "BCA Licensee Contract"):

     (a) For the first comprehensive BCA Licensee Contract entered into during the Term, a sum equal to $0.10 per Subscriber per month under such BCA Licensee Contract for the first full production year.

     (b) For the second comprehensive BCA Licensee Contract entered into during the Term, a sum equal to $0.05 per Subscriber per month under such BCA Licensee Contract for that contract's first full production year.

26.  ARBITRATION.

     (a) GENERALLY. Except as otherwise specifically set forth in this Agreement, in any action, dispute, claim or controversy between the Parties, whether sounding in contract, tort, or otherwise, arising under this Agreement, including any action based upon, arising out of, or in connection with any course of conduct, course of dealing, statement (whether oral or written), or actions of either Party ("Dispute" or "Disputes"), shall be resolved by binding arbitration in accordance with this Paragraph 26, and otherwise in accordance with Title 9 of the United States Code, as amended, and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as in effect from time to time (the "Rules"). In the event of any inconsistency between the Rules and the provisions of this Paragraph 26, the provisions of this Paragraph 26 shall supersede the Rules. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding subject to the provisions of this Paragraph 26, the arbitrator is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions that are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the Parties shall select an arbitrator in the manner provided in Paragraph 26(c) below.

     (b)  [Intentionally Left Blank]

     (c) SELECTION OF ARBITRATOR. Whenever an arbitration is required under Paragraph 26(a) above, the arbitrator shall be selected in accordance with this Paragraph 26(c). Except as otherwise provided, the arbitrator or referee shall be an attorney or retired judge selected in accordance with the Rules of the AAA. Any arbitrator or referee selected under this Paragraph 26(c) shall be knowledgeable in the subject matter of the Dispute. Qualified retired judges shall be selected through panels maintained by AAA, a state trial court of general jurisdiction over civil matters without regard to the monetary amount in controversy (or a higher state court), or private organization providing such services. A single arbitrator who is an attorney but is not a retired judge shall have the power to render a maximum award of $100,000. Where any Party makes timely written request prior to appointment of the arbitrator, or where the claim of any Party exceeds $100,000, the arbitrator shall be a retired judge formerly sitting on the bench in a state trial court of general jurisdiction over civil matters without regard to the monetary amount in controversy (or a higher state court), or a retired Federal court judge formerly sitting on the bench in a United States Court of Appeals or any Federal District Court. A single arbitrator who is a retired judge shall have the power to render a maximum award of $1,000,000. Where any Party seeks an award in excess of $1,000,000, the Dispute shall be decided by a majority vote of three arbitrators, at least one of whom shall meet the requirements for retired judges set forth herein. For purposes of this Paragraph 26(c), the computation of the maximum award an arbitrator may make shall include any amounts awarded for arbitration fees, attorneys fees and all other related costs provided by Paragraph 26(e) below.

     (d) SITE OF PROCEEDING. Any arbitration proceeding pursuant to this Paragraph 26 shall, unless the Parties otherwise mutually agree in writing, be conducted in (i) Milwaukee, Wisconsin if the Dispute is submitted to arbitration by BCBSSC, and (ii) in Columbia, South Carolina if the Dispute is submitted to arbitration by BCBSUW; provided, however, in the event one Party, in contravention of this Agreement, commences civil litigation with respect to a Dispute rather than submitting the Dispute to binding arbitration, if the second Party submits such Dispute to binding arbitration, such second Party shall have the right to decide whether the site of the arbitration proceeding shall be in Milwaukee, Wisconsin or Columbia, South Carolina.

     (e) MISCELLANEOUS. This Agreement shall be interpreted, and the resolution of all Disputes and the rights and liabilities of the Parties shall be determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of South Carolina; provided that any arbitration questions arising under this Paragraph 26 on dispute resolution shall be governed in accordance with Title 9 of the United States Code, as amended; and provided further, however, that no law of the State of South Carolina or any other jurisdiction shall be applicable hereto to the extent such law should prohibit or limit in any way the arbitration of Disputes pursuant to this Paragraph 26. To the extent any provision of this Paragraph 26 is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Paragraph 26. The provisions of this Paragraph 26 shall survive any termination or expiration of this Agreement until payment in full of the obligations thereunder, unless the Parties otherwise expressly agree in writing. The arbitrator shall have the power to award to the prevailing Party recovery of all costs, expenses and fees incurred by it (including reasonable attorneys' fees, administrative fees, arbitrators' fees, and court costs), and in particular, but without limitation of the foregoing, shall have the power to award to either Party hereto, whether or not such Party shall be the prevailing Party in an arbitration, recovery of all costs, expenses and fees incurred by it (including reasonable attorneys' fees, administrative fees, arbitrators' fees, and court costs), but only to the extent payable or reimbursable by the other Party under the applicable provisions of this Agreement.

27.  MISCELLANEOUS.

     (a) NOTICES. All legal notices between the Parties under this Agreement shall be in writing, and shall be deemed to have been duly made upon the earlier of (i) actual receipt by the intended recipient, or (ii) three business days after being sent by certified or registered United States mail, delivery restricted to the addressee, postage pre-paid, to the address specified below for the intended recipient, or to such other address as the intended recipient may hereafter specify in a notice duly given to the other Party in the manner herein set forth.

               If to BCBSSC:

                    Blue Cross and Blue Shield of South Carolina
                    I-20 at Alpine Road
                    Columbia, SC  29219
                    Attn:  Stephen K. Wiggins
                           Judith M. Davis, Esq.


               If to the BCBSUW:

                    Blue Cross and Blue Shield United of Wisconsin 401 West Michigan Street
                    Milwaukee WI  53203
                    Attn:  C. Edward Mordy
                           Stephen E. Bablitch, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (b) RELATIONSHIP OF PARTIES. The Parties agree that, in performing any and all System Services, BCBSSC is acting as an independent contractor. BCBSSC assumes no liability or responsibility for obligations of the Plan in respect of its customers or any other person or entity. Nothing in this Agreement shall be construed to make BCBSSC a partner, joint venturer or employee of the Plan. Nothing in this Agreement shall be construed to make BCBSSC responsible for complying with any disclosure, reporting or other requirement of the Plan's business or operations.

     (c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter hereof and supersedes and replaces any and all prior agreements or arrangements between the Parties whether written or oral (including without limitation the Letter of Intent).

     (d) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

     (e) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (f) HEADINGS. The Paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided below, no Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, either Party may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates which it controls, and (ii) designate one or more of its affiliates which it controls to perform its obligations hereunder, but in either case such Party shall nonetheless remain responsible for the performance of all of its obligations hereunder).

     (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder or thereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) FORCES MAJEURE. All periods of time specified for performance of obligations (other than monetary payment obligations) by either Party in this Agreement shall be subject to an extension for a period of time equal to any delay caused by a "Force Majeure" as hereinafter defined. "Force Majeure" shall mean and include acts of God, changes in government regulations, acts of governmental bodies or their employees or agents, weather, strikes, lockouts, boycotts, and inability to secure labor or any material specified or reasonably necessary in connection with property through ordinary business channels, fire, unusual delays in transportation, unavoidable casualties or any other causes beyond the Parties' control. Following the occurrence of any Force Majeure, the performance effected thereby shall be extended to a number of days equal to the period of such delay. Notwithstanding the foregoing, if performance by BCBSSC is suspended for 30 or more consecutive days, the Plan shall have the right to terminate this Agreement and recover its Termination Damages from BCBSSC.

     (j) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, sealed and delivered as of the 23rd day of August, 1996.

                                       BLUE CROSS AND BLUE SHIELD
                                       UNITED OF WISCONSIN (SEAL)


                                       BY: [ILLEGIBLE]
                                           ----------------------------------
                                       TITLE: Chairman & CEO
                                              -------------------------------


                                       BLUE CROSS AND BLUE SHIELD
                                       OF SOUTH CAROLINA (SEAL)


                                       BY: [ILLEGIBLE]
                                           ----------------------------------
                                       TITLE: Pres & CEO
                                              -------------------------------

                                 AMENDMENT #1 TO
                    INFORMATION SYSTEM SERVICES AGREEMENT
                     DATED AS OF AUGUST 23, 1996 BETWEEN
               BLUE CROSS AND BLUE SHIELD OF SOUTH CAROLINA AND
                 BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

1. PARTIES. This amendment (the "Amendment") is between Blue Cross and Blue Shield of South Carolina ("BCBSSC") and Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"). BCBSSC and BCBSUW are sometimes referred to herein individually as a "Party", and collectively as the "Parties".

2. EFFECTIVE DATE. The effective date of this Amendment shall be as of January 1, 1997 (the "Effective Date").

3. PURPOSE. The purpose of this Amendment is to amend that certain Information Systems Services Agreement between the Parties dated as of August 23, 1996 (the "Agreement"). Except as expressly set forth herein, the Agreement shall remain in full force and effect without modification. Terms not otherwise defined herein shall have the meanings ascribed to them by the Agreement.

4. DEFINITIONAL MODIFICATIONS. Paragraph 1 of the Agreement is hereby amended as set forth below in this Paragraph.

     (a)  Add the following definitions:

          "Business Services" means any and all services provided by any member of the Business Services Group (as defined below).

          "Business Services Group" means the corporate group within BCBSSC's Information System Services Division which provides services related to: workflow design, documentation assistance, development or analysis of desk procedures, work measurement assistance, OPAS system support, administrative proposal support, reengineering business process support, staffing model development, and other areas designated by BCBSSC from time to time.

          "Customer Expert" means any BCBSSC employee designated from time to time by BCBSSC as a Customer Expert to provide services related to system requirements development; system modifications testing; training program development; trainer training; quality control program design, implementation and operation; and other areas designated by BCBSSC from time to time.

          "Customer Expert Services" means any and all services provided by any Customer Expert other than the Customer Expert staff Coordinator, who currently is Pat Dickerson. Services rendered by such staff Coordinator shall be chargeable as Support Services (as defined below).

     (b)  The following definition is amended and restated as follows:

          "System Services" means Basic Services, Implementation Services, Support Services, Business Services, and Customer Expert Services, collectively.

5. SERVICES FEES MODIFICATIONS. Paragraph 5 of the Agreement is hereby amended as set forth below in this Paragraph.

     (a)  Subparagraph "(d)" is hereby redesignated as subparagraph "e".

     (b)  Add a new subparagraph (d) that provides as follows:

          (d) BUSINESS SERVICES AND CUSTOMER EXPERT SERVICES. For each calendar year commencing with 1997, Business Services shall be charged to BCBSUW at the rate of $45.00 per hour and Customer Expert Services shall be charged to BCBSUW at the rate of $40.00 per hour. On January 1 of each calendar year beginning with 1998, the fee rate for Business Services and Customer Expert Services shall be adjusted by the CPI Percentage.

6. TRAVEL-RELATED EXPENSE REIMBURSEMENT. Paragraph 12 of the Agreement is hereby amended by adding a new subparagraph (d) that provides as follows:

          (d) TRAVEL-RELATED EXPENSE REIMBURSEMENT. All travel-related expenses of BCBSSC and its personnel related to the performance of either Business Services or Customer Expert Services shall be reimbursed by BCBSUW in accordance with the rules set forth in BCBSSC's official policy (as in effect from time to time) governing BCBSSC's reimbursement of travel-related expenses incurred by its employees. All such reimbursements shall be billed by BCBSSC and paid by BCBSUW in accordance with Paragraph 7 above.

7. EXECUTION. The Parties have duly executed and delivered this Amendment this 6 day of May, 1997, to be effective as of the Effective Date.

                                       BLUE CROSS AND BLUE SHIELD OF SOUTH
                                       CAROLINA

                                       BY: [ILLEGIBLE]
                                           ----------------------------------
                                       TITLE: [ILLEGIBLE]
                                              -------------------------------


                                       BLUE CROSS & BLUE SHIELD UNITED OF
                                       WISCONSIN

                                       BY: [ILLEGIBLE]
                                           ----------------------------------
                                       TITLE: VP
                                              -------------------------------



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